EX.99(a)(ii)(B)

Schedule A
FIRST INVESTORS EQUITY FUNDS
Covered Call Strategy Fund
Equity Income Fund
Global Fund
Growth & Income Fund
International Fund
Opportunity Fund
Real Estate Fund
Select Growth Fund
Special Situations Fund
Total Return Fund

Schedule updated as of April 1, 2016